Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@AllianceBernstein.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@AllianceBernstein.com

AB Announces March 31, 2018 Assets Under Management
New York, NY, April 10, 2018 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management decreased to $549 billion during March 2018 from $555 billion at the end of February. The 1.1% decline was due to firmwide net outflows and market depreciation. By channel, net outflows from Institutions and Retail were partly offset by net inflows to Private Wealth.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At March 31, 2018				At Feb 28
					2018

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$35	$59	$48	$142	$143
Passive	21	31	—	52	53
Total Equity	56	90	48	194	196

Fixed Income
Taxable	155	71	11	237	241
Tax-Exempt	1	16	24	41	41
Passive	—	10	—	10	10
Total Fixed Income	156	97	35	288	292

Other(1)	53	4	10	67	67
Total	$265	$191	$93	$549	$555

	At February 28, 2018

Total	$268	$193	$94	$555

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2017. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2018, including both the general partnership and limited partnership interests in AB, AB Holding owned approximately 36.2% of AB and AXA, a worldwide leader in financial protection, owned an approximate 64.4% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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